SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 -------------

                                 SCHEDULE 14A

                                (Rule 14a-101)
                           SCHEDULE 14A INFORMATION

                                 -------------



               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934





Filed by the Registrant      /x/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/x/  Preliminary Proxy Statement         /x/  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/x/  Definitive Additional Materials
/x/  Soliciting Material Pursuant to Rule
     14a-11(c) or Rule 14a-12


                       BURGER KING LIMITED PARTNERSHIP I
               (Name of Registrant as Specified in its Charter)

                       BK I REALTY INC., GENERAL PARTNER
              (Name of Person(s) Filing Proxy Statement, if other
                             than the Registrant)

Payment of Filing Fee:

/_/  No fee required.
/x/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
                           Limited Partnership Units

     2)   Aggregate number of securities to which transaction applied:
                                    15,000

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(c)(2): $533.33

     4)   Proposed maximum aggregate value of transaction:  $8,000,000

     5)   Total fee paid:  $1,600

/_/  Fee paid previously with preliminary materials:

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                       BURGER KING LIMITED PARTNERSHIP I
                         Three World Financial Center
                                  29th Floor
                        New York, New York  10285-2900


                                                                 _______, 1997

Dear Limited Partner:

          As discussed in the 1996 annual report of Burger King Limited Partnership I (the "Partnership"), BK I Realty Inc., the general partner of the Partnership (the "General Partner"), has been aggressively marketing the Partnership's remaining nine restaurants (the "Properties") to a number of prospective buyers interested in a bulk purchase of all or some of the Properties. In anticipation of reaching an agreement with a prospective buyer, we are distributing the enclosed proxy statement (the "Proxy") to describe certain of the terms that any sale or sales negotiated by the General Partner (the "Proposed Sale") would satisfy and your rights relating to the Proposed Sale.

          Any Proposed Sale of all the Properties will have a purchase price of at least $8,000,000 before deducting all closing expenses, brokerage commissions, legal fees and certain adjustments, the sum of which is estimated to be approximately four percent of the sale price (the "Minimum Price"). Although the General Partner will endeavor to sell all of the Properties as part of a single sale, if the General Partner believes it is in the best interests of the limited partners of the Partnership (the "Limited Partners"), the Properties may be sold individually or in any combination provided that the aggregate purchase price for the Properties included in the transaction equals or exceeds the aggregate minimum price for such Properties specified in the Proxy.

          The General Partner intends to distribute to the Limited Partners the net proceeds from the Proposed Sale, which the General Partner estimates will be at least $7,680,000, or $512 per limited partnership unit if all the Properties are sold, after deducting the expenses of the Proposed Sale, payment of approximately $___ in management fees due to the General Partner, payment of management fees due to Burger King Corporation, and the payment of all debts, liabilities and obligations of the Partnership and other expenses of dissolution and liquidation of the Partnership. When added to the $2,339.08 per original $1,000 Unit already distributed through June 30, 1997, total distributions since inception of the Partnership will be at least $2,851.08 per Unit. The General Partner then plans to distribute the remaining cash flow from the operations of the Properties and ultimately liquidate the Partnership. If the Properties are sold in more than one transaction, the General Partner currently intends to distribute the net proceeds of each sale in accordance with the Agreement of Limited Partnership of the Partnership and will continue to operate the remaining Properties until all the Properties are sold.

          The Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold at this time. For more information concerning the Proposed Sale, please review the Proxy.

          The Limited Partners have the right to disapprove of a sale of all or substantially all of the assets of the Partnership in a single sale. Although not required to do so, the General Partner has determined to call a meeting for the purpose of facilitating consideration of the terms of the Proposed Sale. In that regard, the Limited Partners should carefully review the financial and other information contained in the Proxy.

          The General Partner believes the Proposed Sale is in the best interests of the Limited Partners. Limited Partners in favor of a Proposed Sale of the Properties are not required to execute and return the enclosed proxy card. Only limited partners that desire to disapprove a Proposed Sale need execute and return the enclosed proxy card.

          If Limited Partners holding a majority in interest of the outstanding limited partnership units do not disapprove the Proposed Sale, the General Partner will pursue negotiations for a final sale of the Properties on terms at least as favorable as those described in the Proxy.

                                   Very truly yours,

                                   BK I Realty Inc.,
                                     as General Partner of Burger King
                                     Limited Partnership I


                                   ----------------------------------------
                                   Kenneth F. Boyle
                                   President

                       BURGER KING LIMITED PARTNERSHIP I
                           3 World Financial Center
                                  29th Floor
                        New York, New York  10285-2900
                                (800) 223-3464
                             ____________________

           THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNER
                             ____________________

The undersigned hereby appoints Kenneth F. Boyle and Timothy E. Needham, and each of them, with full power of substitution, as attorneys, agents and proxies to vote on behalf of the undersigned at the special meeting of limited partners of Burger King Limited Partnership I (the "Partnership") called by BK I Realty Inc. (the "General Partner"), the general partner of the Partnership, to be held at 3 World Financial Center, New York, New York on ____ __, 1997 at 10 a.m., or any adjournment thereof, for the following purposes:

1. To consider the sale of the remaining restaurants owned by the Partnership and the assignment of all of the Partnership's rights in the remaining restaurants subject to ground leases on the terms described in the proxy statement.

       THE GENERAL PARTNER RECOMMENDS THE PROPOSED SALE AND ASSIGNMENT.

APPROVE /_/                    DISAPPROVE /_/

2.   Any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned limited partner. If no direction is made on this card, this proxy will be voted to APPROVE the sale and assignment.

                                   Dated _____ __, 1997


                                   ----------------------------------------
                                   Signature
                                   Name:
                                   Title:


                                   ----------------------------------------
                                   Signature (if held jointly)

                                   PLEASE SIGN EXACTLY AS YOUR NAME
                                   APPEARS ON THE BOOKS OF THE
                                   PARTNERSHIP. WHEN UNITS ARE HELD BY
                                   JOINT TENANTS, WHEN SIGNING AS AN
                                   ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                   TRUSTEE OR GUARDIAN, PLEASE GIVE
                                   FULL TITLE OF SUCH.  IF A CORPORATION,
                                   PLEASE SIGN NAME BY AUTHORIZED
                                   OFFICER.  IF A PARTNERSHIP, PLEASE SIGN
                                   IN PARTNERSHIP NAME BY AUTHORIZED
                                   PERSON.

Any limited partner desiring to return this proxy card should deliver it to:
               Burger King Limited Partnership I
               c/o Service Data Corporation
               2424 South 130th Circle
               Omaha, Nebraska  68144
               Attn:  Proxy Department

If you have any questions, please call Service Data Corporation at (800)
223-3464.

                                 INSTRUCTIONS


          1. Signatures of Registered Holders. In order to be valid, each proxy card must be signed by the registered Unitholder or Unitholders. The signature must correspond exactly with the name(s) as written on the face of the certificate representing the Units without alteration. If Units are owned of record by two or more joint owners, all such owners must sign a single proxy card in respect of such Units. If Units are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate proxy cards as there are different registrations or certificates.

          If a proxy card is to be signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary capacity, such person should so indicate when signing, and proper evidence satisfactory to the General Partner of such person's authority so to act must be submitted along with the proxy card.

          2. Delivery. Delivery of a proxy card to an address other than the address set forth on the proxy card does not constitute a valid delivery. Only proxy cards received at such address on or prior to the meeting date will be valid. The method of delivery of a proxy card is at the option and risk of the tendering Unitholder. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to insure timely delivery.

          3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the number of Units should be listed on a separate signed schedule attached hereto.

          4. Requests for Assistance or Additional Copies. Requests for assistance or additional copies of the Proxy Statement or the proxy card may be directed to the Investor Services Department of Service Data Corporation at the following phone number: (800) 223-3464 or at the following address:

          2424 South 130th Circle
          Omaha, Nebraska  68144

                       BURGER KING LIMITED PARTNERSHIP I

                 NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                          TO BE HELD ON ____ __, 1997

NOTICE IS HEREBY GIVEN, that a special meeting of the limited partners of Burger King Limited Partnership I (the "Partnership"), called by BK I Realty Inc., the general partner of the Partnership (the "General Partner"), will be held at 3 World Financial Center, New York, New York, on ____ __, 1997, at 10 a.m. for the following purposes:

1. To consider the sale of the remaining restaurants owned by the Partnership and the assignment of all of the Partnership's rights in the remaining restaurants subject to ground leases on the terms described in the proxy statement.

2. To transact such other business as may properly come before the special meeting.

          The General Partner has fixed the close of business on _________ __, 1997 as the record date for determination of the limited partners entitled to notice of and to vote at the special meeting.

                                   Very truly yours,

                                   BK I Realty Inc.,
                                     as General Partner of Burger King
                                     Limited Partnership I



                                   ----------------------------------------
                                   Kenneth F. Boyle
                                   President

New York, New York
____ __, 1997

                       BURGER KING LIMITED PARTNERSHIP I
                           3 World Financial Center
                                  29th Floor
                        New York, New York  10285-2900
                                (800) 223-3464
                             ____________________

                                PROXY STATEMENT
                             ____________________


          This proxy statement (the "Proxy Statement") is being furnished to holders of limited partnership interests (the "Units") in Burger King Limited Partnership I, a New York limited partnership (the "Partnership"), in connection with the special meeting of the limited partners (the "Limited Partners") of the Partnership. The special meeting will be held at 3 World Financial Center, New York, New York, on ____ __, 1997, at 10 a.m., to consider certain terms pursuant to which the Partnership may agree to sell all six of the Partnership's Burger King (Registered Trademark) restaurants owned in fee simple (the "Owned Properties") and to assign all of its rights in all three of the Partnership's Burger King restaurants subject to ground leases (the "Leased Properties") (the Owned Properties and the Leased Properties are collectively referred to herein as the "Properties" and such sale and assignment is collectively referred to herein as the "Proposed Sale") to one or more buyers (collectively referred to as a "Buyer").

          As of June 30, 1997, the Partnership had approximately ______ Limited Partners holding 15,000 Units. There is no established trading market for such Units. To the best of the General Partner's knowledge, no person or group of persons beneficially owns more than five percent of the Units. The General Partner does not own any Units.

          Only Limited Partners of record at the close of business on ______ __, 1997 will be entitled to notice of, and to participate in, the special meeting. Proxies may be revoked in person at the special meeting or by written notice received by the Partnership at any time before they are voted. Unrevoked proxy cards in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon and, unless specified to the contrary, will NOT be voted to DISAPPROVE the Proposed Sale. The Notice of Meeting, Proxy Statement and the proxy card are being mailed to the Limited Partners on or about ______ __, 1997. Officers and other employees of the General Partner may solicit proxies by mail, by facsimile, by telephone or by personal interview.

                     INTRODUCTION AND GENERAL INFORMATION

          If the Proposed Sale is for all of the Properties, the consideration will be at least $__ in cash before deducting all closing expenses, brokerage commissions, legal fees and certain adjustments, the sum of which is estimated to be approximately four percent of the sale price (the "Minimum Price"). See "Description of the Proposed Sale -- Terms of the Proposed Sale." Although the General Partner will endeavor to sell all of the Properties as part of a single sale, if BK I Realty Inc., the general partner of the Partnership (the "General Partner"), believes it is in the best interests of the Limited Partners in order to maximize return, the Properties may be sold individually or in any combination provided that the sales price for the Properties included in the transaction equals or exceeds the aggregate Target Sales Prices for such Properties stated on the chart appearing below at page 13. The General Partner believes that the Proposed Sale would be in the best interests of the Limited Partners.

          The Agreement of Limited Partnership, dated as of December 14, 1981 (the "Partnership Agreement"), gives the General Partner broad authority to sell the Partnership's assets at such price, rental or amount, and upon such terms, as the General Partner deems proper, and obligates the General Partner to use its best efforts to endeavor to sell all the Properties as soon after the tenth year following the final closing of the Partnership as economic circumstances warrant.

          Pursuant to Section 8.3 of the Partnership Agreement, the Limited Partners have the right to vote (assuming certain conditions described in the Partnership Agreement are met) only upon certain matters, and Limited Partners voting a majority in interest may, without the concurrence of the General Partner, cause, among other things, the disapproval of any sale of all or substantially all of the assets of the Partnership in a single sale. The Proposed Sale of all of the Properties would constitute a sale of all or substantially all of the Partnership's assets. Accordingly, Limited Partners have the right to disapprove the Proposed Sale. A copy of the Partnership Agreement is attached hereto as Appendix A.

          The General Partner believes that a Proposed Sale is in the best interests of the Limited Partners, and, though not required to do so by the Partnership Agreement, it has determined to call a meeting pursuant to
Section 15.1 of the Partnership Agreement for the purpose of facilitating consideration of the terms of the Proposed Sale by the Limited Partners. In that regard, Limited Partners should carefully review the financial and other information contained in this Proxy Statement.

          Pursuant to the terms and conditions of the Partnership Agreement and under applicable state law, the approval of Limited Partners is not required to effect the Proposed Sale. Accordingly, Limited Partners in favor of the Proposed Sale of the Properties are not required to execute and return the enclosed proxy card. Only Limited Partners that desire to disapprove a Proposed Sale need execute and return the enclosed proxy card. Failure to return the enclosed proxy card will effectively count as a vote in favor of the Proposed Sale.

          If Limited Partners representing a majority in interest of the outstanding Units do not disapprove the sale, the General Partner will pursue negotiations for a sale of all of the Properties on the most favorable terms that the General Partner is able to negotiate and otherwise for not less than the Minimum Price. See the section captioned "Description of the Proposed Sale -- Terms of the Proposed Sale". If the Proposed Sale is consummated, Limited Partners will not have any rights of appraisal or similar rights under New York law. If Limited Partners representing a majority in interest of the outstanding Units vote to disapprove the Proposed Sale, the General Partner will continue to operate the Properties and distribute the cash flow from operations to the Limited Partners in accordance with the Partnership Agreement.

          As soon as practicable after the consummation of the Proposed Sale of all of the Properties, the Partnership will be dissolved and its business wound up in accordance with Article XI of the Partnership Agreement and the Partnership's funds will be distributed to the Limited Partners and the

General Partner in the manner set forth in the Partnership Agreement. Upon completion of the distribution of the Partnership's funds and liquidation of the Partnership, the General Partner will execute and record a certificate of cancellation of the Partnership and any other documents required to effectuate the dissolution, liquidation and termination of the Partnership, and the legal existence of the Partnership will cease. See "Distributions upon Liquidation of the Partnership."

          In accordance with the Partnership Agreement, the Partnership has received an opinion of counsel to the effect that neither the grant nor the exercise of the Limited Partners' right to vote with respect to the Proposed Sale will result in the loss of any Limited Partner's limited liability or will adversely affect the classification of the Partnership as a partnership for federal income tax purposes.

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "DESCRIPTION OF THE PROPOSED SALE" AND "UNAUDITED PRO FORMA FINANCIAL DATA" AS WELL AS WITHIN THE PROXY STATEMENT GENERALLY. IN ADDITION, WHEN USED IN THIS PROXY STATEMENT, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS OR EVENTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE INABILITY OF THE GENERAL PARTNER TO FIND A SUITABLE PURCHASER FOR THE PROPERTIES, THE INABILITY TO AGREE ON AN ACCEPTABLE PURCHASE PRICE OR CONTRACT TERMS, A DECREASE IN THE FINANCIAL PERFORMANCE OF THE PROPERTIES, BURGER KING RESTAURANTS GENERALLY OR THE QUICK-SERVICE FOOD INDUSTRY, THE DISCOVERY OF AN ENVIRONMENTAL CONDITION IMPACTING ONE OR MORE OF THE PROPERTIES, AN ECONOMIC DOWNTURN IN THE MARKETS IN WHICH THE PROPERTIES ARE LOCATED AND OTHER FACTORS SET FORTH IN THIS PROXY STATEMENT. THE PARTNERSHIP FURTHER CAUTIONS LIMITED PARTNERS THAT THE DISCUSSION OF THESE FACTORS MAY NOT BE EXHAUSTIVE. THE PARTNERSHIP UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES.

                       DESCRIPTION OF THE PROPOSED SALE

Background and Reasons for the Proposed Sale

          The Partnership was originally formed to acquire or lease sites and thereafter construct Burger King (Registered Trademark) restaurants for lease (the "Leases") on a long-term net basis to franchisees (the "Franchisees") of the Burger King Corporation ("Burger King"). The original objectives of the Partnership, as outlined in the Partnership's prospectus dated February 25, 1982 (the "Prospectus"), were to provide the Limited Partners (i) regular and increasing cash distributions, a portion of which will be "tax sheltered" and
(ii) realization of long-term appreciation in the value of the Properties, consistent in all cases with the preservation of the Limited Partners' capital. The Prospectus also contemplated the sale of the Properties as soon after the tenth year of operations as economic conditions warranted, consistent with the Partnership's investment objective of long-term appreciation, and the General Partner agreed, pursuant to the Partnership Agreement, to endeavor to sell the Properties in the manner contemplated in the Prospectus.

          The Partnership originally constructed 32 Properties. As of December 31, 1996, the Partnership had disposed of 23 Properties and the net proceeds of such sales have been distributed to the Limited Partners pursuant to the Partnership Agreement. The General Partner has been aggressively marketing the Partnership's remaining Properties, reviewing both bulk-sales possibilities and single-property sales to determine the most profitable and expeditious method of efficiently liquidating the Properties.

          The General Partner has had discussions with a number of institutions and other third parties interested in purchasing the Partnership's nine remaining properties, but the existence of an environmental issue at one of the Properties located in Greenfield, Wisconsin (the "Greenfield Property") has delayed the Partnership's efforts to complete
a bulk sale.   The General Partner is currently seeking a Buyer which will agree to a transaction on terms at least as favorable to the Partnership as the terms described below and, in that connection, has retained Jones Lang Wootton USA, Inc. to advise the Partnership regarding the marketing and sale of the Properties. Jones Lang Wootton USA, Inc. is among the largest real estate advisors in the United States and was engaged in $1.3 billion of transactions in 1996.

          The Partnership has been successful in distributing to the Limited Partners, on a quarterly basis, cash flow generated from the Properties' operations. Since the inception of the Partnership through June 30, 1997, Limited Partners have received quarterly cash distributions of Net Cash Flow (as defined in the Partnership Agreement) from operations totaling approximately $1,629.72 per initial $1,000 Unit, combined with distributions of Net Property Disposition Proceeds (as defined in the Partnership Agreement) from the sales of the restaurants totaling approximately $709.36 per Unit, for a total aggregate cash distribution to the Limited Partners of approximately $2,339.08 per Unit. On a pro forma basis, assuming the Properties were sold to a Buyer for the Minimum Price as of June 30, 1997, the General Partner estimates that the net proceeds from the sale of all of the Properties available for distribution to the Limited Partners would equal or exceed approximately $7,680,000, or $512 per Unit, after deduction of expenses of the Proposed Sale, distributions to the General Partner, payment of management fees due to Burger King Corporation ("Burger King"), payment of all debts, liabilities and obligations of the Partnership and the expenses of dissolution and liquidation and the establishment of any reserves for contingencies that the General Partner reasonably deems necessary. See "Unaudited Pro Forma Condensed Financial Data."

          The Partnership Agreement provides that the General Partner is entitled to receive a distribution of approximately $__ in connection with the Proposed Sale of all of the Properties at the Minimum Price of $__ (assuming the Proposed Sale had occurred on June 30, 1997). Pursuant to the Partnership Agreement, the General Partner is entitled to receive an amount equal to or exceeding approximately $__, or 1% of the net proceeds from the Proposed Sale until the Limited Partners have received from the Partnership aggregate distributions equal to such Limited Partner's original invested capital plus a cumulative annual compounded return of 12.5% per annum on his remaining invested capital, as adjusted from time to time ("Payout"), and approximately $___, or 11.11% of the net proceeds from the Proposed Sale after each Limited Partner has achieved Payout. In addition, it is estimated that upon the liquidation of the Partnership, the General Partner will receive an additional amount equal to or exceeding $___ as the General Partner's final liquidating distribution.

Advantages to Limited Partners of the Proposed Sale

          The General Partner believes that the Proposed Sale will maximize the Partnership's realization of the appreciation in the value of the Properties. The Leases with the Franchisees at the Properties were originally for 20-year terms and, for the most part, currently have approximately 5-6 years remaining. The remaining terms of the Leases are one of the primary factors that a prospective buyer will evaluate in pricing the Properties. As the Leases approach maturity, prospective buyers are likely to attribute a greater discount to the value of the Properties and, therefore, if the Partnership continues to hold the Properties, the General Partner believes that the Properties' fair market value may decrease.

          The General Partner also believes that a Proposed Sale would be an attractive opportunity for the Partnership. The Minimum Price of $8,000,000 is equal to the Properties' aggregate appraised value as of December 31, 1996, which appraised value was disclosed in the Partnership's June 30, 1997 Quarterly Report. The purchase price for the Properties may be higher than the Minimum Price. In addition, any Buyer would have to indicate that it has sufficient funds available to finance the Proposed Sale.

Disadvantages to Limited Partners of the Proposed Sale

          While the General Partner believes that the Proposed Sale would be in the best interests of the Limited Partners, each Limited Partner should consider the following factors in evaluating the Proposed Sale. Upon the completion of the Proposed Sale of all of the Properties and pending the liquidation of the Partnership, Limited Partners will no longer receive distributions of cash flows from operations since the Partnership will no longer be operating the Properties. However, Limited Partners will receive a distribution of the net proceeds of the Proposed Sale, after deduction of certain expenses and fees as described above in "-- Background and Reasons for the Proposed Sale." Limited Partners will be subject to capital gains taxes to the extent the Purchase Price per Unit exceeds the Limited Partners' adjusted tax basis in each Unit. Finally, Limited Partners will not benefit from future appreciation, if any, in the value of the Properties if the Properties are sold at this time.

Terms of the Proposed Sale

          Properties and Consideration. All of the Properties are Burger King (Registered Trademark) restaurants located at the locations set forth in the following table. A Buyer will agree, subject to the terms and conditions of a purchase agreement to be negotiated between the Partnership and the Buyer, to acquire either (i) all the Properties set forth below for an aggregate purchase price equal to at least the Minimum Price of $8,000,000 or
(ii) less than all of the Properties for a purchase price for the Properties being sold at least equal to the sum of the Target Sales Prices (as set forth below) for such Properties.

Restaurant Number       Location                           Target Sales Price
-----------------       --------                           ------------------

3442                    Statesville, NC                       $ 1,000,000
3466                    Fairfield, OH                             725,000
3486                    Decatur, AL                             1,500,000
3504                    Springdale, AR                            700,000
3548                    Greenville, SC                            900,000
3588                    Springfield, MA                           450,000
3626                    Greenfield, WI                            600,000
3641                    Atlanta, GA                               925,000
3645                    Klamath Falls, OR                       1,000,000
                          Total ("Minimum Price")             $ 8,000,000

          Properties--Operating Data. Of the nine Properties, the Partnership owns six of the Properties in fee simple and holds a leasehold interest in three of the Properties. None of the Properties are encumbered by mortgages. The land under each of the Leased Properties is owned in fee by a third party who leases the land to Burger King (the "Groundlease"). Burger King subleases the land under each of the Leased Properties to the Partnership (the "BK Leases"), which in turn sub-subleases each of the Leased Properties to individual franchisees (the "Operating Leases"). All of the Operating Leases are net leases and the franchisees pay to the Partnership an amount equal to the greater of (i) the minimum base rent specified in the Operating Leases (as described in the following table) or (ii) a percentage rent equal to 8.5% of the Property's annual gross sales. The minimum base rent is paid monthly while percentage rent is paid quarterly and adjusted on an annual basis. The Partnership has no plans for the renovation, improvement or development of any of the Properties. The franchisees are required to maintain insurance coverage for their individual restaurants as required by the Operating Leases. In the opinion of the General Partner, each of the Properties is adequately covered by insurance.

                                                                 OPERATING LEASES                         BK LEASES
                                                       --------------------------------- -----------------------------------------
   Restaurant                                                              1996 Minimum                         1996 Rent paid to
     Number       Restaurant Location       Title       Lease Expiration    Base Rent    Lease Expiration<F1>      Burger King
---------------- --------------------- --------------- ------------------ -------------- -------------------- --------------------

      3442       Statesville, NC             Fee           05/23/02          $68,330
      3466       Fairfield, OH               Fee           06/03/02           62,303
      3486       Decatur, AL                 Fee           08/15/03           63,210
      3504       Springdale, AR              Fee           05/23/02           66,553
      3548       Greenville, SC              Fee           10/31/02           53,904
      3588       Springfield, MA          Leasehold        12/17/02           84,316            12/12/22             $41,220
      3626       Greenfield, WI              Fee           02/22/03           66,166
      3641       Atlanta, GA              Leasehold        03/13/03           73,748            03/13/23              37,344
      3645       Klamath Falls, OR        Leasehold        03/24/03           69,716            03/24/23              34,350


<F1>    Assuming exercise of all available renewal options.

          General Terms and Conditions. The General Partner will endeavor to sell the Properties in one or more Proposed Sales on the most favorable terms that the General Partner is able to negotiate but in any event will not accept a sale price for a bulk sale of all of the Properties which is less than the Minimum Price, nor will it accept a sales price for a sale of less than all of the Properties which is less than the cumulative Target Sales Prices of such Properties.

Federal Income Tax Consequences of the Proposed Sale

          The following is a summary of the material Federal income tax consequences which may affect a Limited Partner resulting from the Proposed Sale and subsequent liquidation of the Partnership. It would be impractical to discuss all aspects of Federal, state and local income tax laws which may affect the income tax consequences upon Limited Partners described herein and no attempt has been made to do so. This summary is not intended as a substitute for careful tax planning, particularly because the Federal income tax consequences of an investment in partnerships, such as the Partnership, are often dependent on a variety of factors, and the impact of such factors may vary from Limited Partner to Limited Partner according to its own particular tax situation. THEREFORE, EACH LIMITED PARTNER SHOULD SATISFY ITSELF AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN BY OBTAINING GUIDANCE FROM ITS OWN TAX ADVISOR.

          The following summary is based on the Internal Revenue Code of 1986, as amended to date (the "Code"), the legislative history of the Code, existing and proposed regulations thereunder, judicial decisions and current administrative rulings and practices. No assurance can be given that legislative, judicial or administrative changes may not be forthcoming which would affect the accuracy of this summary. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date of such changes (subject to the applicable statute of limitations). Capitalized terms not defined herein have the same meanings as in the Partnership Agreement.

          The following discussion is primarily applicable to Limited Partners other than tax-exempt organizations (such as Limited Partners who are holding their Units in employee trusts, institutional retirement accounts and Keogh plans). These Limited Partners should pay particular attention to the discussion under the heading "Exempt Employee Trusts and Individual Retirement Accounts; Unrelated Business Taxable Income."

          Limited Partners should be aware that the Internal Revenue Service (the "Service") may not agree with certain of the conclusions reached herein and that, if challenged by the Service, such conclusions might not be sustained by the courts. If the tax treatment accorded to one or more items is disallowed, Limited Partners may be assessed for additional taxes along with interest and penalties in future years.

          In addition, it should be noted that the Limited Partners may be subject to taxes other than Federal income taxes, such as state and local income or franchise taxes and estate or inheritance taxes which may be imposed by various jurisdictions. This discussion is limited to Federal income tax consequences only.

          Taxation of Limited Partners in General. The Partnership is a partnership for Federal income tax purposes and therefore is not subject to

Federal income tax; rather, each Limited Partner is required to take into account its distributive share of the Partnership's income, gains, losses, deductions, credits and tax preference items in computing such Limited Partner's Federal income tax liability for any taxable year of the Partnership ending within or with the taxable year of such Limited Partner, without regard to whether it has received or will receive any distribution from the Partnership. Such distributive share is required to be reported by the Partnership to each Limited Partner on the Schedule K-1; each Limited Partner is required to report consistently with such Schedule K-1 unless it discloses any inconsistent position to the Service when it files its Federal income tax return. A Limited Partner's distributive share of the Partnership's income or loss is determined in accordance with the allocations set forth in the Partnership Agreement. See "Allocation of Partnership Income and Losses," below.

          Limited Partner's Gain or Loss Upon the Sale of the Properties. Each Limited Partner will be required to include in its income for Federal income tax purposes its allocable share of the gain or loss realized by the Partnership upon the disposition by the Partnership of the Properties pursuant to the Proposed Sale. Such gain or loss will be reportable by a Limited Partner whether or not the Partnership distributes the net proceeds from the sale of the Properties regardless of the amounts actually distributed to such Limited Partner. The character of the gain or loss realized upon the sale of the Properties by each Limited Partner will depend upon, among other things, whether or not the Partnership is considered a "dealer" in its Properties for Federal income tax purposes, as discussed below. The Partnership believes that it will not be considered a "dealer" in real estate, in which event any gain or loss realized from the sale of a Property held for more than one year will be treated as "Section 1231" gain (or loss), except that certain portions of such gain may be "recaptured" as ordinary income. See "Depreciation Recaptured" below. Each Limited Partner will then net its "Section 1231" gains and losses from all sources, including its allocable share of such gains and losses realized by the Partnership. Except as provided in the next sentence, to the extent that a Limited Partner has a net "Section 1231" gain for any taxable year "Section 1231" gains and "Section 1231" losses will be treated as long-term capital gains or losses, as the case may be. A net "Section 1231" gain will be treated as ordinary income to the extent that such gain does not exceed the amount of net "Section 1231" losses realized in the five preceding taxable years that did not result in a net "Section 1231" gain for a prior year being treated as ordinary income. To the extent that "Section 1231" gains do not exceed "Section 1231" losses, such gains and losses will be treated as ordinary gains and losses.

          If the Partnership were considered a "dealer" in the Properties for Federal income tax purposes, the entire portion of the gain (or loss) allocable to any particular Limited Partner as a result of the Proposed Sale of the Properties would be treated as ordinary income (or loss). The Partnership has not been organized to engage in the business of buying and selling real property. The Partnership believes that it should not be characterized as a "dealer" in real property since the sale of the Properties in the liquidation of the Partnership is not in the "ordinary course" of the Partnership's business. The determination of this issue, however, depends on the facts and circumstances of the Partnership's operations, and the Service may disagree with the Partnership's position.

          Depreciation Recapture. In general, a taxpayer must recapture as ordinary income any gain on the sale of personal property to the extent of the excess of (i) the lower of (x) the amount realized on the sale or (y) the "recomputed basis" of the property (which is generally equal to the adjusted basis of the property plus all adjustments to such basis on account of allowed or allowable depreciation deductions) over (ii) the adjusted basis of such property. In addition, a taxpayer must recapture as ordinary income any gain on the sale of real property (generally, buildings and their structural components) that is recovery property for purposes of the accelerated cost recovery system to the extent of depreciation deductions claimed unless a valid election was made to claim depreciation on a straight-line basis, and in any event to the extent that depreciation deductions claimed in respect of such real property were in excess of straight-line depreciation. The Partnership intends to allocate all of the gain from the sale of the Properties to the real property and, based on its election to depreciate the Properties on a straight-line basis, to take the position that the Limited Partners should not be required to recapture any of the depreciation claimed in respect of such real or personal property, such that all of the gain (or loss) realized on the sale of the Properties by the Partnership and allocated to the Limited Partners should be treated in the manner described above.
Were the Service to challenge such position, and were such challenge successful, a portion of any gain on the sale of the Properties would be treated as ordinary income rather than as described above.

          Allocation of Partnership Income and Losses. The income and gain resulting from the Proposed Sale will be allocated to each Limited Partner according to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the gains from the disposition of the Properties would be allocated 99% to the Limited Partners and 1% to the General Partner until the amount so allocated to the Limited Partners increases such Limited Partners' capital accounts to an amount sufficient, if distributed, to provide each Limited Partner with a return of its original invested capital (generally $1,000 per Unit), plus a cumulative annual compounded return of 12.5% on the Limited Partner's remaining invested capital (generally the Limited Partner's original invested capital reduced by distributions subsequent to the acquisition of the Unit) (such amount, "Payout"). The gains then would be allocated to any Partner to the extent required to increase any Partner's negative capital account to zero and the balance would be allocated 88.89% to the Limited Partners and 11.11% to the General Partner. However, if at the time of the sale of the Properties, Payout has not yet occurred and the aggregate outstanding balance of the Limited Partners' capital accounts exceeds the amount necessary to cause Payout to occur, the gain from the sale of the Properties would be allocated to the General Partner in an amount equal to 12.5% of such excess, and the remaining gain would be allocated 88.89% to the Limited Partners and 11.11% to the General Partner. If Payout has occurred at the time of the sale of the Properties, gain from the sale of such Properties would be allocated first to the General Partner to the extent necessary to bring the General Partner's capital account balance equal to 11.11% of the outstanding aggregate capital balances of all the Partners, and the remaining gain would be allocated 88.89% to the Limited Partners and 11.11% to the General Partner. Any gain from the sale treated as ordinary income as a result of previous depreciation deductions would be allocated to the extent possible under the above rules to those Limited Partners who were allocated such depreciation deductions.

          For the purpose of the allocations, all items of income, gain, loss, deduction and credit are allocated to each calendar month of the year, regardless of the Partnership's operations during the months of the year, and are apportioned on a monthly basis to the Limited Partner in the ratio in which the number of Units owned by each of them at the end of the month bears to the total number of Units owned by all of them as of that date.

          Cash Distributions and Adjusted Basis. Cash distributions from the Partnership will be made to each Limited Partner in accordance with the Partnership Agreement. Pursuant to the Partnership Agreement, distributions of the net proceeds from the sale of the Properties would be made, after capital accounts have been adjusted to reflect the gain from such proceeds, subject to the rights of Burger King under the Property Management Agreement and the Master Agreement, and if Payout has not occurred at such time, (i) 99% to the Limited Partners and 1% to the General Partner to the extent necessary to cause Payout to occur or (ii) if at the time of the distribution the Limited Partners' capital accounts still are insufficient to cause Payout to occur, the distribution would be made 99% to the Limited Partners and 1% to the General Partner until the amount so distributed is sufficient to reduce the lesser of the General Partner's or the Limited Partners' aggregate capital accounts to zero, then to any Partner with a positive capital account balance in an amount sufficient to reduce such balance to zero and finally 99% to the Limited Partners and 1% to the General Partner in the amount necessary to cause Payout to occur. Once Payout occurs, and after adjusting all capital accounts to reflect distributions made as described above, any remaining proceeds would be distributed in proportion to and to the extent of any Partner's remaining capital account balance and finally 88.89% to the Limited Partner and 11.11% to the General Partner.

          When the Partnership distributes the net proceeds from the sale of the Properties, a Limited Partner may incur Federal income tax in addition to the tax imposed on such Limited Partner's allocable share of the income or loss upon the sale of the Properties. Because the transactions contemplated by this Proxy Statement involve a sale of all the Partnership's remaining assets and the liquidation of the Partnership, any distribution in connection with such transactions will be taxable as a liquidating distribution. In general, a Limited Partner will recognize gain upon receipt of a liquidating cash distribution to the extent that the amount of cash received exceeds such Limited Partner's adjusted basis in the Partnership. Any gain which a Limited Partner recognizes from a liquidating distribution will be taxed as though such Limited Partner had sold or exchanged its Units and, therefore, generally will be taxed as capital gain. A Limited Partner may recognize loss on a liquidating distribution to the extent that such distribution consists of money and the amount of such money is less than the Limited Partner's pre-distribution adjusted basis in its Units.

          A Limited Partner's adjusted basis in its Units will initially equal the amount of cash contributed to the Partnership by such Limited Partner for its Units or the amount paid by a Limited Partner upon a purchase of the Units. Subsequently, a Limited Partner's adjusted basis is increased by its distributive share of Partnership taxable income and gain (such as from the sale of the Properties) and decreased (but not below zero) by distributions from the Partnership and its distributive share of Partnership deductions and losses, if any. Although special rules apply to the computation of a Limited Partner's adjusted basis where (i) the partnership mortgages its properties or otherwise incurs indebtedness, (ii) the limited partner is personally liable for partnership debts in excess of its capital contributions or (iii) there is a shift in the allocation of partnership profits or losses for the benefit of the limited partners, such rules generally do not impact the Limited Partners of the Partnership.

          Exempt Employee Trusts and Individual Retirement Accounts. Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to Federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from "debt-financed properties" as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as "inventory", and are not held primarily for sale to customers in the ordinary course of the Partnership's business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership's temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

          Foreign Investors. Foreign corporations, foreign partnerships, foreign trusts, foreign estates and nonresident aliens (collectively "Foreign Persons") who engage in a trade or business in the United States are taxable as domestic persons with respect to income which is effectively connected with the conduct of such trade or business. Limited Partners who are Foreign Persons are deemed to be engaged in a trade or business in the United States as a result of the Partnership's purchase and leasing of the Properties. As a result, rental income from such Properties, the gain or loss from the sale of the Properties, and any interest or dividend income on funds temporarily invested in short-term obligations (as well as gain or loss from the sale of such obligations) will be taxed according to the general rules applicable to domestic entities to the extent that such income and gains are effectively connected with the conduct of the Partnership's business. In the absence of an applicable tax treaty between the United States and a Foreign Person's resident country, the Partnership is required to withhold Federal income tax on amounts actually distributed that are (or are treated as being) effectively connected with the Partnership's trade or business allocable to a Foreign Person, and the Partnership intends to withhold such Federal income tax at the highest rate applicable to individuals or corporations, as the case may be (currently 39.6% and 35%, respectively). The amount of any withholding tax payments will be offset by the Partnership against distributions payable to such Foreign Person. It should be noted that this section does not purport to discuss all of the Federal, state or local tax consequences or considerations that may be applicable to Foreign Persons owning Interests. In particular, foreign corporations owning Units may be subject to the branch profits tax. All Foreign Persons owning Units are strongly encouraged to consult their own tax advisors with respect to their own situations and the effects of the transactions contemplated by this Proxy Statement.

          State and Local Taxes. The Partnership may operate in states and localities which impose a tax on the Partnership's assets or income or on each Limited Partner's share of any income, and certain states require the Partnership to withhold a portion of earnings or distributions, or both, to non-resident Limited Partners in respect of such taxes. A Limited Partner's distributive share of the taxable income or loss of the Partnership may be required to be included in determining its reportable income for state or local tax purposes in the state in which the Limited Partner resides. In addition, any other states in which the Partnership owns properties may require non-resident Limited Partners to file state income tax returns and may impose a tax determined with reference to a Limited Partner's proportionate share of Partnership income derived from such state. On the other hand, tax losses, if any, attributable to the Partnership's ownership of property in a particular state may be available to offset income from other sources derived within that state. To the extent that a non-resident Limited Partner pays tax to a state by virtue of Partnership operations within that state, it may be entitled to a deduction or credit against tax owed to its state of residence with respect to the same income. With respect to corporate Limited Partners, potential taxation of the same income by more than one state may be mitigated by allocation and apportionment rules. In addition, payment of state and local income taxes will constitute a deduction for Federal income tax purposes, assuming (in the case of an individual) that the Limited Partner itemizes deductions.

          THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THIS TRANSACTION AS TO FEDERAL, STATE AND LOCAL TAXES INCLUDING, BUT NOT LIMITED TO, INCOME, ESTATE AND INHERITANCE TAXES.

Accounting Treatment of the Proposed Sale

          The Proposed Sale is expected to result in a gain by the Partnership in fiscal year 1997 for financial reporting purposes.

                 UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

          The following unaudited Pro Forma Condensed Financial Data is based on the financial statements of the Partnership included elsewhere in this Proxy Statement, adjusted to give effect to the sale of the Partnership's remaining six Owned Properties and three Leased Properties to a Buyer for aggregate consideration in the amount of at least the Minimum Price of $8,000,000. The unaudited Pro Forma Balance Sheet data reflects the Unaudited Balance Sheet for the six months ended June 30, 1997, included elsewhere in this Proxy Statement, assuming the Proposed Sale occurred on June 30, 1997. The unaudited Pro Forma Statement of Operations data assumes that the Proposed Sale occurred on January 1, 1996.

          The unaudited pro forma information is based upon available information and certain assumptions that the General Partner believes are reasonable. The unaudited Pro Forma Condensed Financial Data does not purport to represent what the Partnership's financial position or results of operations would actually have been had a Proposed Sale in fact occurred on such date or to project the Partnership's financial position or results of operations for any future date or period. For additional information, see the Financial Statements included elsewhere in this Proxy Statement.

                       BURGER KING LIMITED PARTNERSHIP I
                 UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
                                 June 30, 1997
                                                          Historical             Pro Forma           Pro Forma
                                                            Balance             Adjustments           Balance
                                                          ----------            -----------          ---------

Balance Sheet Data:
Assets
Real estate held for sale . . . . . . . . . . . . . .     $1,497,736
Cash  . . . . . . . . . . . . . . . . . . . . . . . .        813,468
Rent Receivable . . . . . . . . . . . . . . . . . . .         99,584
                                                          ----------
    Total Assets  . . . . . . . . . . . . . . . . . .     $2,410,788
                                                          ==========

Liabilities and Partners' Capital
Liabilities:
  Accounts payable and accrued expenses . . . . . . .     $   46,477
  Due to affiliates . . . . . . . . . . . . . . . . .             --
  Management fee(a) . . . . . . . . . . . . . . . . .             --
  Distributions payable . . . . . . . . . . . . . . .        151,203
                                                          ----------
    Total Liabilities . . . . . . . . . . . . . . . .     $  197,680
                                                          ----------

Partners' Capital (Deficit):
  General Partner . . . . . . . . . . . . . . . . . .        (87,668)
  Limited Partners (15,000 units outstanding) . . . .      2,300,776
                                                          ----------
    Total Partners' Capital . . . . . . . . . . . . .      2,213,108
                                                          ----------

    Total Liabilities and Partners
    Capital . . . . . . . . . . . . . . . . . . . . .     $2,410,788
                                                          ==========

Statement of Operations Data:
Year Ended December 31, 1996

                                                             Historical
                                                             Balance for
                                                             year ended          Pro Forma      Pro Forma
                                                          December 31, 1996     Adjustments      Balance
                                                          -----------------     -----------     ---------

Income
  Rental income . . . . . . . . . . . . . . . . . .       $  994,879
  Interest income . . . . . . . . . . . . . . . . .           58,248
  Other income  . . . . . . . . . . . . . . . . . .            1,140
                                                          ----------
    Total Income  . . . . . . . . . . . . . . . . .        1,054,267
                                                          ----------
Expenses
  Depreciation  . . . . . . . . . . . . . . . . . .          108,127
  Ground lease rent . . . . . . . . . . . . . . . .          112,914
  Management fee  . . . . . . . . . . . . . . . . .           87,601
  General and administrative  . . . . . . . . . . .           57,870
                                                          ----------
    Total Expenses  . . . . . . . . . . . . . . . .          366,512
                                                          ----------
  Income from Operations  . . . . . . . . . . . . .          687,755
  Gain on Sale of Property  . . . . . . . . . . . .          338,595
    Net Income  . . . . . . . . . . . . . . . . . .       $1,026,350
                                                          ==========
Net Income Allocated
To the General Partner  . . . . . . . . . . . . . .       $   43,180
To the Limited Partners . . . . . . . . . . . . . .          983,170
                                                          ----------
                                                          $1,026,350
                                                          ==========
Per limited partnership
  Unit (15,000 outstanding) . . . . . . . . . . . .       $    65.54
                                                          ==========

Statement of Operations Data:
Six Months Ended June 30, 1997

                                                           Historical Balance
                                                           for the six months      Pro Forma       Pro Forma
                                                             ended 03/31/97       Adjustments       Balance
                                                           ------------------     -----------      ---------
Income
  Rental income . . . . . . . . . . . . . . . . . .             $473,919
  Interest income . . . . . . . . . . . . . . . . .               24,107
  Other income  . . . . . . . . . . . . . . . . . .                1,181
                                                                --------
     Total Income . . . . . . . . . . . . . . . . .              499,207
                                                                --------
Expenses
  Depreciation  . . . . . . . . . . . . . . . . . .                   --
  Ground lease rent . . . . . . . . . . . . . . . .               56,457
  Management fee  . . . . . . . . . . . . . . . . .               41,746
  General and administrative  . . . . . . . . . . .               72,008
                                                                --------
     Total Expenses . . . . . . . . . . . . . . . .              170,211
                                                                --------
     Net Income . . . . . . . . . . . . . . . . . .             $328,996
                                                                ========
Net Income Allocated:
To the General Partner  . . . . . . . . . . . . . .             $ 16,450
To the Limited Partners . . . . . . . . . . . . . .              312,546
                                                                --------
                                                                $328,996
                                                                ========
Per limited partnership
  Unit (15,000 outstanding) . . . . . . . . . . . .             $  20.84

Notes to the unaudited Pro Forma Condensed Financial Data

(1) The Pro Forma Balance Sheet is presented as if the Proposed Sale occurred on June 30, 1997. Land, buildings, fixtures, equipment and related accumulated depreciation have been removed to reflect the Proposed Sale as of the same date.

(2) The Pro Forma Statements of Operations are presented as if the Proposed Sale occurred on January 1, 1996. Therefore, rental income, operating expenses (depreciation, ground lease rent and management fees) and gain on sales of properties for the period January 1, 1996 through June 30, 1997 have been removed to reflect the Proposed Sale as of January 1, 1996.

(3) The cash balance has been increased to reflect the net proceeds from the Proposed Sale in the amount of $7,680,000 (Minimum Price of $8,000,000 less maximum estimated selling costs of $320,000).

(4) Burger King is entitled to an additional management fee equal to 10% of the net proceeds from the Proposed Sale after each Limited Partner has received aggregate distributions equal to such Limited Partner's original invested capital plus a cumulative annual compounded return of 12.5% per annum.

(5) The adjustments to partners' capital in the amount of $___ are made to reflect a gain from the Proposed Sale as if it occurred on June 30, 1997.

               DISTRIBUTIONS UPON LIQUIDATION OF THE PARTNERSHIP

          If the Proposed Sale of all of the Properties is consummated, the Partnership will subsequently be dissolved and its business wound up in accordance with Article XI of the Partnership Agreement. The Partnership funds will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement. Upon completion of the distribution of the Partnership's funds and the liquidation of the Partnership, the General Partner will execute and record a certificate of cancellation of the Partnership and any other documents required to effectuate the dissolution, liquidation and termination of the Partnership, and the legal existence of the Partnership will cease. Subsequent to the consummation of a Proposed Sale, the General Partner will distribute the net proceeds from the Proposed Sale other than an amount of approximately $___ which the General Partner expects to retain for a period of up to one year to cover the expenses of liquidating the Partnership and amounts required to establish reserves for contingencies that the General Partner reasonably deems necessary. Any remaining proceeds not applied to pay such expenses of liquidating the Partnership will be distributed to the Limited Partners upon final liquidation of the Partnership.

          Assuming the Proposed Sale of all of the Properties was consummated on June 30, 1997 at the Minimum Price, the General Partner estimates that the Limited Partners would have received a distribution of approximately $ per Unit, approximately $1,629.72 of which would have constituted Net Cash Flow from operations and approximately $1,221.36 of which would have constituted Net Property Disposition Proceeds. If a Proposed Sale is consummated for a purchase price in excess of the Minimum Price, distributions to Limited Partners and the General Partner will be higher. See "Unaudited Pro Forma Condensed Financial Data."

Allocation of Net Property Disposition                                     General              Limited                 Per
Proceeds                                              Total                Partner              Partners              LP Unit
---------------------------------------------         -----                -------              --------              -------

Gross sales price  . . . . . . . . . . . . . .
Less estimated sales costs . . . . . . . . . .
Net sales price  . . . . . . . . . . . . . . .

Distribution of Net Property Disposition
  Proceeds required to cover payment of
  unpaid return  . . . . . . . . . . . . . . .

Distribution of Net Property Disposition
  Proceeds required to reach Payout:
  Remaining invested capital at June 30,
  1997 15,000 Units at $290.64/Unit. . . . . .

Net Property Disposition Proceeds  . . . . . .
Less 10% management fee to Burger King
  Corporation  . . . . . . . . . . . . . . . .
Remaining property disposition proceeds  . . .

Total allocation of Net Property Disposition .
Proceeds from the Proposed Sale  . . . . . . .

Distribution of remaining net operating
  assets . . . . . . . . . . . . . . . . . . .
Liquidating cash distribution (15,000 Units
  outstanding) . . . . . . . . . . . . . . . .

Notes to the Allocation of Property Disposition Proceeds Table

(a) Section 5.2 of the Partnership Agreement provides that "Net Property Disposition Proceeds," as defined in the Partnership Agreement, are distributed 99% to the Limited Partners and 1% to the General Partner in an amount sufficient to cause Payout to occur. Payout is defined in the Partnership Agreement as the point in time at which each Limited Partner has received from the Partnership aggregate distributions equal to such Limited Partner's Original Invested Capital plus a cumulative annual compounded return of 12.5% per annum on his Remaining Invested Capital, as adjusted from time to time.

(b) After Payout has occurred and capital accounts have been adjusted to zero, pursuant to the Master Agreement between Burger King and the Partnership, Burger King is entitled to receive a management fee equal to 10% of the Net Property Disposition Proceeds remaining after Payout and payment of the management fee to Burger King, and thereafter, according to Section 5.2 of the Partnership Agreement, distributions of the Net Property Disposition Proceeds remaining after Payout will be allocated 88.89% to the Limited Partners and 11.11% to the General Partner.

(c) After payment of all the debts, liabilities and obligations of the Partnership and the expenses of dissolution and liquidation and the setting up of any reserves for contingencies that the General Partner reasonably deems necessary, liquidating distributions shall be made to the Limited Partners in the same manner that net cash flow from operations and Net Property Disposition Proceeds, respectively, are distributed, as provided in Sections 5.1 and 5.2 of the Partnership Agreement, as appropriate when consideration is given to the sources of funds distributed in the liquidation.

                            SELECTED FINANCIAL DATA

          The following table sets forth selected historical financial data of the Partnership for the five years ended December 31, 1996 and the six months ended June 30, 1997. The selected historical financial data for the five years ended December 31, 1996 were derived from the Partnership's financial statements for the corresponding periods. The selected historical financial data for the six months ended June 30, 1997 and 1996, respectively, are unaudited but, in the opinion of management, include all adjustments necessary for a fair presentation of the financial data for such periods.
The results for the six months ended June 30, 1997 and 1996 are not necessarily indicative of the results for a full fiscal year.

          Limited Partners should note that the General Partner does not maintain a separate audited balance sheet. The General Partner is a wholly owned subsidiary of LB I Group Inc., an affiliate of Lehman Brothers Inc.
The General Partner has no employees and conducts no business other than serving as the General Partner of the Partnership. The General Partner does not believe that the disclosure of its audited balance sheet would be material to a Limited Partner's evaluation of the Proposed Sale since the General Partner's financial condition will have no effect on distributions to the Limited Partners in connection with the Proposed Sale or thereafter. For additional information, see the unaudited Pro Forma Condensed Financial Data and Financial Statements included elsewhere in this Proxy Statement. For a report by the Partnership's independent auditors with respect to historical financial information, see "Index to Financial Statements." The following table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      Six Months Ended
                                          June 30,                                   Year Ended December 31,
                                 --------------------------  --------------------------------------------------------------------
Financial Data                       1997          1996          1996          1995          1994          1993          1992
-------------------------------- ------------  ------------  ------------  ------------  ------------  ------------  ------------
Rental Income . . . . . . . . .   $  473,919    $  525,351    $  994,879     $1,004,195   $ 1,820,012    $1,907,913    $2,415,894
Gains on sales of Properties  .           --            --       338,595      1,253,015     2,040,687       550,609     1,539,107
Net Income  . . . . . . . . . .      328,996       362,440     1,026,350      1,870,532     3,179,853     1,734,447     2,981,876
Net Income per Unit . . . . . .        20.84         22.77         65.54         121.41        206.04        110.38        191.76
Total Assets  . . . . . . . . .    2,410,788     3,052,291     3,052,291      2,886,432     5,841,632     5,944,174     6,961,206

Quarterly Cash Distributions (per unit)            1997           1996          1995          1994          1993          1992
---------------------------------------------  -------------  ------------  ------------  ------------  ------------  ------------

First quarter . . . . . . . . . . . . . .         $ 9.06         $ 9.00      $134.87<F2>   $ 21.42       $ 24.24       $ 26.10
Second quarter  . . . . . . . . . . . . .          11.78          13.11         4.73         21.73         92.91         28.35
Third quarter . . . . . . . . . . . . . .             --          16.33        11.84        159.37         22.99         29.45
Fourth quarter  . . . . . . . . . . . . .             --          51.42<F1>    10.52        156.33         23.68        205.88
                                               -------------  ------------  ------------  ------------  ------------  ------------
Total Cash Distributions  . . . . . . . .         $20.84          90.38      $161.96       $358.85<F3>   $163.82<F4>   $289.78<F5>

<F1> Includes a distribution of $38.31 from the sale of one of the Properties located in Wichita, KS.
<F2> Includes a distribution of $128.37 from the sale of three of the
     Properties located, respectively, in Washington, NC; Carlsbad, NM; and Big Spring, TX.
<F3> Includes a $139.66 per Unit distribution from the sale of six Properties located in, respectively, Madison Heights, VA; Pearl, MS; Falmouth, MA; Tucson, AZ; West Springfield, MA; and Jackson, MS and a $140.65 per unit distribution from the sale of four Properties located, respectively, in Kansas City, MO; Pasco, WA; Salem, MA; and West Allis, WI.
<F4> Includes a $71.91 per Unit distribution from the sale of three
     Properties located, respectively, in Atlantic Highlands, NJ; Rohnert Park, CA; and Dothan, AL.
<F5> Includes a $171.30 per Unit distribution from the sale of five
     Properties located, respectively, in Grand Island, NE; Marion, VA; Sunnyvale, CA; Greenbelt, MD; and Guilderland, NY.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of operations

   Six months ended June 30, 1997 compared to six months ended June 30, 1996.

          The Partnership generated net income of $185,993 and $328,996 for the three- and six-month periods ended June 30, 1997, respectively, compared to $208,413 and $362,440 for the corresponding periods in 1996. The decrease in net income for both of the 1997 periods is primarily attributable to a decrease in rental income and an increase in general and administrative expenses. The decreases were partially offset by a lower depreciation expense.

          Rental income for the three- and six-month periods ended June 30, 1997 totaled $258,109 and $473,919, respectively, compared to $295,674 and $525,351 for the corresponding periods in 1996. The decreases for both periods are primarily attributable to the decrease in sales at the Properties during the 1997 period which was primarily the result of the sale of a Property located in Wichita, Kansas (the "Wichita Property") in the fourth quarter of 1996.

          Interest income for the three- and six-month periods ended June 30, 1997 totaled $10,974 and $24,107, respectively, compared to $8,322 and $21,158 for the corresponding periods in 1996. The increase in interest income for both periods is primarily attributable to a higher cash balance invested by the Partnership in the first and second quarters of 1997.

          No depreciation expense was recorded for the three- or six-month periods ended June 30, 1997, compared to $27,636 and $55,271 for the corresponding periods in 1996. Effective December 31, 1996, the Partnership ceased recording depreciation expense as a result of the classification of the Properties as real estate held for sale in accordance with Statements of Financial Accounting Standards No. 121.

          General and administrative expenses totaled $32,414 and $72,008 for the three- and six-month periods ended June 30, 1997, respectively, compared to $13,335 and $26,082 for the corresponding periods in 1996. During the 1997 periods, certain expenses incurred by an unaffiliated third-party service provider in servicing the Partnership, which were voluntarily absorbed by affiliates of the General Partner in prior periods, were reimbursable to the General Partner and its affiliates.

     Year ended December 31, 1996 compared to year ended December 31, 1995.

          The Partnership generated net income for the year ended
December 31, 1996 of $1,026,350, compared to $1,870,532 for the prior year. The decrease in net income is primarily due to a reduction in gain on sales which, for the year ended December 31, 1995, included the sales of three Properties totaling $1,253,015, as compared to a gain on the sale of one Property totaling $338,595 during the year ended December 31, 1996. Excluding the gain on sales of Properties, the Partnership generated income from operations totaling $687,755 for the year ended December 31, 1996, compared to $617,517 for the year ended December 31, 1995. The increase in income from operations from 1995 to 1996 is primarily attributable to a decrease in general and administrative expenses.

          Rental income for the year ended December 31, 1996 totaled $994,879, largely unchanged from $1,004,195 for the year ended December 31, 1995.

          Interest income for the year ended December 31, 1996 totaled $58,248, compared to $75,276 for the year ended December 31, 1995. The decrease is primarily attributable to a decrease in the cash invested by the Partnership during 1996. During the first and second quarters of 1995, the Partnership received interest income on the net proceeds from the sales of four Properties in December 1994 and six Properties in March 1995. These proceeds were subsequently distributed to the partners on January 30, 1995 and April 28, 1995, respectively.

          Depreciation expense for the year ended December 31, 1996 totaled $108,127, compared to $118,323 for the year ended December 31, 1995. The decrease in depreciation expense is primarily due to the sale of three Properties in March 1995, and, to a lesser extent, the sale of one Property in October 1996.

          General and administrative expenses totaled $57,870 for the year ended December 31, 1996, compared to $143,493 for the year ended December 31, 1995. The decrease in general and administrative expense is primarily attributable to a decrease in environmental consulting costs and other professional fees incurred by the Partnership in connection with the Greenfield Property.

     Year ended December 31, 1995 compared to year ended December 31, 1994.

          The Partnership generated net income for the year ended
December 31, 1995 of $1,870,532 compared to $3,179,853 for the year ended December 31, 1994. The decrease in net income was primarily attributable to
(i) a decrease in the gain on the sales of Properties from $2,040,687 recognized on the sales of 10 Properties during 1994 as compared to a gain of $1,253,015 recognized on the sales of three Properties during 1995, and
(ii) a decrease in rental income as a result of the Partnership owning fewer Properties during 1995.

          Rental income for the year ended December 31, 1995 totaled $1,004,195 compared to $1,820,012 for the year ended December 31, 1994. The decrease was due to the fact that there were fewer stores paying rent as a result of the sales of 10 Properties during the second half of 1994 and three Properties in the first quarter of 1995. This was partially offset by an increase in percentage rents from the remaining 10 Properties owned by the Partnership. Percentage rent increased from $235,921 for the year ended December 31, 1994 to $292,707 for the year ended December 31, 1995 primarily attributable to higher sales at these Properties during 1995.

Liquidity and Capital Resources

          At June 30, 1997, the Partnership had a cash and cash equivalents balance of $813,468, compared to $1,478,513 at December 31, 1996. The decreases primarily attributable to the distribution made on January 30, 1997 of the net proceeds received from the sale of the Wichita Property, which were previously included in the Partnership's cash balance at December 31, 1996. The Partnership's cash balance at June 30, 1997 consisted primarily of the Partnership's working capital, cash flow from operations for the second quarter of 1997 and a reserve established to fund potential environment remediation costs with respect to the Greenfield Property. At June 30, 1997, the Partnership owned nine Properties.

          The General Partner has had discussions with a number of institutions and other third parties interested in purchasing the Partnership's nine remaining Properties. However, the environmental issue at the Greenfield Property has delayed the Partnership's efforts to complete a sale of the remaining Properties. The Partnership had previously proposed site-specific, clean-up standards for the Greenfield Property to the Wisconsin Department of Natural Resources ("WDNR"), whose response has taken significantly longer than originally anticipated. In light of this unanticipated lengthy delay, the General Partner has begun marketing the Partnership's remaining nine Properties for sale and has engaged the services of Jones Lang Wootton, a nationally recognized real estate broker, to assist the Partnership in its marketing efforts. Upon the sale of the Properties, the General Partner intends to distribute the net sales proceeds in accordance with the terms of the Partnership Agreement. While the General Partner is hopeful that a sale of the Properties can be completed during 1997, there can be no assurances that such efforts will ultimately be successful. As a result of the Partnership's efforts to market the Properties for sale, the Properties have been reclassified on the Partnership's balance sheet as real estate held for sale.

          The General Partner believes that the potential environmental remediation costs associated with the Greenfield Property will not exceed approximately $300,000 and, therefore, in accordance with the Partnership Agreement, such amount has been set aside from the Partnership's cash flow from operations to fund these costs. If the proposed site-specific standards are approved by the WDNR prior to the sale of the Greenfield Property, it is expected that any of such reserves spent on the environmental remediation should be recovered from the proceeds of the eventual sale of the Greenfield Property. Therefore, any remediation costs incurred prior to a sale of the Greenfield Property will be capitalized and included in the carrying value of the Greenfield Property. Alternatively, if the sale occurs prior to the receipt of such approval, it is likely that any buyer will attribute a discount to the value of the Greenfield Property in determining an acceptable purchase price.

          The General Partner believes that the Partnership will have sufficient assets with which to pay any potential remediation costs on the Greenfield Property. In the unlikely event that the Partnership does not have sufficient assets with which to pay such costs, the General Partner is unaware of any Federal or State of Wisconsin environmental law imposing any personal liability on the Limited Partners for their pro-rata share of the Partnership's remediation costs. Therefore, except as otherwise provided for in the Partnership Agreement, Limited Partners may be liable for Partnership obligations only to the extent of their respective capital contributions.

          Rent and other receivables increased from $76,042 at December 31, 1996 to $99,584 at June 30, 1997. The increase is primarily attributable to the timing and remittance of rental payments.

          Distributions payable at June 30, 1997 were $151,203, of which $138,967 was paid on July 30, 1997. The unpaid portion of $12,236 represents an amount equal to 4% of the quarterly distributions of net cash flow from operations. Pursuant to the terms of the Partnership Agreement, net cash flow from operations is distributed on the basis of 95% to the Unitholders and 1% to the General Partner with the remaining 4% being retained by the Partnership as a contingent reserve (the "Contingent Reserve"). Unitholders are entitled to receive an annual return equal to 12.5% of their remaining invested capital.

          To the extent Unitholders do not receive an annual return of 12.5%, the Contingent Reserve is distributed to the Unitholders with the remainder, if any, distributed to the General Partner.

          Including the 1997 second quarter distribution of net cash flow from operations which was paid to Unitholders on July 30, 1997 in the amount of $9.17 per Unit, Unitholders have received total cash distributions of $2,339.08 per original $1,000 Unit since the inception of the Partnership. This total includes distributions of net cash flow from operations in the amount of $1,629.72 per Unit and distributions of net proceeds from the sales of Properties in the amount of $709.36 per Unit. Distributions of net sales proceeds represent returns of capital which have reduced the size of each Unit from $1,000 to $290.64.

                          BUSINESS OF THE PARTNERSHIP

          The Partnership was formed as a limited partnership on December 14, 1981 under the partnership laws of the State of New York. The General Partner of the Partnership is BK I Realty Inc. (formerly Shearson/BK Realty, Inc.), a New York corporation and an affiliate of Lehman Brothers Inc. (formerly Shearson Lehman Brothers, Inc.). The Partnership has no employees. The Partnership engages in the business of acquiring, constructing, improving, holding and maintaining Burger King restaurants. The Properties are leased on a long-term net basis to franchisees of Burger King.

          The Properties consist of the restaurant buildings, the fixtures and improvements, and, in some cases, the underlying land. See "Description of the Proposed Sale -- Terms of the Proposed Sale." For a Property located on land owned by the Partnership, the annual rent is the greater of (i) 14.5% of the Partnership's investment (which shall equal the cost of land acquisition plus construction costs, as estimated at the date the lease is executed, and capitalized interest) or (ii) 8.5% of the Property's annual gross sales. For a Property located on land leased by the Partnership, the annual rent is the greater of (i) 14.5% of the Partnership's investment plus the annual ground rent paid by the Partnership to Burger King who, in turn, pays rent to the owner of the underlying land or (ii) 8.5% of the Property's annual gross sales.

          Percentage rents received by the Partnership from the restaurant leases are based on the sales generated by the lessees in the fast food business. Competition in the fast food industry has generally become more intense as the number of chains competing for the consumer's business has increased. For most chains, in 1997, the primary source of revenue growth will continue to be the development of new restaurants or the acquisition of existing restaurants. As a result, intense price competition and aggressive marketing promotions have become essential ingredients in the effort to increase sales from existing restaurants. Other factors which influence sales include, but are not limited to, product quality, customer service, and the diversity of menu offerings. Such competition may adversely affect the percentage rents received by the Partnership from time to time.

          The Partnership's principal investment objectives are:

               (1) to provide regular and increasing cash distributions, a portion of which will be "tax sheltered"; and

               (2) to provide realization of the long-term appreciation in the value of the Properties, consistent in all cases with the preservation of Limited Partners' capital.

          Burger King had the option to purchase the Properties at fair market value through December 14, 1991. Upon expiration of Burger King's option, the General Partner began marketing the Properties for sale. Until all of the Properties are sold, the Partnership will continue to operate the restaurants and make distributions to Limited Partners in accordance with the terms of the Partnership Agreement.

          The Partnership is not currently involved in any legal proceedings the outcome of which, if determined adversely to the Partnership, would have a material adverse effect on the financial condition or results of operations of the Partnership.

                                OTHER BUSINESS

          If any other matters are properly presented to the Special Meeting for consideration, the General Partner will have discretion to vote on such matters in accordance with its best judgment. As of the date hereof, the General Partner knows of no such matters.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . .


Audited Financial Statements:
  Audited Balance Sheets of the Partnership as of December 31, 1996 and
    December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  Audited Statements of Partners' Capital (Deficit) for the years ended
    December 31, 1996, December 31, 1995 and December 31, 1994  . . . . . . .
  Audited Statements of Operations for the years ended December 31, 1996,
    December 31, 1995 and December 31, 1994 . . . . . . . . . . . . . . . . .
Audited Statements of Cash Flows for the years ended December 31, 1996,
    December 31, 1995 and December 31, 1994 . . . . . . . . . . . . . . . . .
Notes to Audited Financial Statements . . . . . . . . . . . . . . . . . . . .

Interim Financial Statements:
  Unaudited Balance Sheet for the six months ended June 30, 1997  . . . . . .
  Unaudited Statement of Partners' Capital (Deficit)  . . . . . . . . . . . .
  Unaudited Statements of Operations for the six months ended June 30, 1997 and June 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . .
  Unaudited Statements of Cash Flow for the six months ended June 30,
    1997 and June 30, 1996  . . . . . . . . . . . . . . . . . . . . . . . . .
  Notes to Interim Financial Statements . . . . . . . . . . . . . . . . . . .